Exhibit 10.58

                          Form of Warrant Certificate.

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS
(1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

                            NUWAVE TECHNOLOGIES, INC.

         Redeemable Warrant for the Purchase of Shares of Common Stock,
                            par value $0.01 per share






No.                                          VOID AFTER MARCH 14, 2003
   --------------------------

                                                       WARRANTS

                                                               CUSIP 67065M 13 6

THIS CERTIFIES that, for value received,

                                          ,
                  ------------------------

                  with an address at
                                     ------------------------

(including any registered assignee, the "Holder" ), is entitled to subscribe for and purchase from NUWAVE Technologies, Inc., a Delaware corporation (the "Company"), upon the terms and conditions set forth herein and the Warrant Agreement (as herein defined), at any time and from time to time from the date of the final closing of the Offering (as defined in the Warrant Agreement) until 5:00 p.m. on March 13, 2003, New York time (the "Exercise Period"), one share of the Company's common stock, par value $0.01 per share (the "Common Stock") for each warrant represented by this certificate, at a price per share (the "Exercise Price") equal to $3.95.

               This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement, dated as of _________, 2000 (the "Warrant

Agreement"), between the Company and American Stock Transfer & Trust Company (the "Warrant Agent").

               The Warrants may be exercised by the Holder, in whole or in part, at any time and from time to time during the Exercise Period through a cash exercise upon presentation and surrender of this Warrant Certificate with the cash exercise form duly executed, at the corporate office of the Warrant Agent at 40 Wall Street, New York, New York 10005, accompanied by payment of the full Exercise Price for the Warrants in lawful money of the United States of America in cash or by certified or bank check made payable to the Company or wire transfer, as more fully described in the Warrant Agreement.

               In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price and the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

               Each Warrant represented hereby is exercisable at the option of the Holder, but no fractional shares will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

               The Company shall not be obligated to deliver any securities pursuant to the exercise of the Warrants represented hereby unless at the time of exercise (i) the Company has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities issuable upon exercise of the Warrants represented hereby and such registration statement has been declared and shall remain effective and shall be current, and such securities have been registered or qualified or be exempt under the securities laws of the state or other jurisdiction of residence of the Holder and the exercise of the Warrants represented hereby in any such state or other jurisdiction shall not otherwise be unlawful, or (ii) the Company has received an opinion of counsel to the Holder, which counsel and opinion are reasonably satisfactory to the Company, that such securities may be issued in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws.

               Prior to the exercise of any Warrant represented hereby, the Holder, as such, shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

               Subject to the provisions of the Warrant Agreement, this Warrant may be redeemed by the Company, in whole or in part, at $.01 per Warrant at any time commencing twelve (12) months after the Effective Date (as defined in the Warrant Agreement), or earlier with the prior written consent of Janssen-Meyers Associates, L.P., on not less than 30 days prior written notice to the Holder, provided the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market, if traded thereon, or, if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then current Exercise Price of the Warrants, for a period of 30 consecutive trading days ending within five days prior to the date on which the Company gives notice of redemption. On and after the date fixed for redemption, the Holder shall have no right with respect to this Warrant except to receive $.01 per Warrant upon surrender of this Warrant Certificate.

               Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary, except as provided in the Warrant Agreement.

               This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

               This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

Dated _________ ____, 2000

                                        NUWAVE TECHNOLOGIES, INC.


                                        By:
                                           -------------------------------
                                           President


                                        Attest:


                                        By:
                                           -------------------------------
                                           Secretary


COUNTERSIGNED:
AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent


By:
   ------------------------------------
     Authorized officer


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